SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

December 2, 2005

Date of Report (Date of earliest event reported)

Factory Card & Party Outlet Corp.

(Exact name of registrant as specified in its charter)

Delaware	333-21859	36-3652087
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2727 Diehl Road, Naperville, Illinois 60563

(Address of principal executive offices) (Zip Code)

(630) 579-2000

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

The Company and Mr. James D. Constantine entered into a Waiver and Release dated as of December 2 2005 (the “Separation Agreement”) pursuant to which Mr. Constantine registered all of his positions as a director, officer and employee of the Company. Pursuant to the Separation Agreement, the Company has agreed to pay Mr. Constantine a gross amount of $287,500, minus customary payroll deductions, as follows: (i) $143,750 on the six month anniversary of the Separation Agreement; and (ii) the remaining $143,750 paid in equal installments in accordance with the Company’s payroll practices over the following six months. Mr. Constantine will also be entitled to continued participation in the Company’s health and life insurance benefit plans during the 12 month period following the date of the Separation Agreement. The Company also accelerated the vesting of all unvested stock options and restricted stock held by Mr. Constantine and extended the exercise period of all stock options held by Mr. Constantine, which would have expired 90 days after termination of Mr. Constantine’s employment, until the seventh month anniversary of the date of the Separation Agreement.

The Separation Agreement also contains mutual releases and confidentiality and non-compete provisions. A copy of the Separation Agreement is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

99.1	Waiver and Release dated as of December 2, 2005 between James D. Constantine and Factory Card & Party Outlet Corp.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FACTORY CARD & PARTY OUTLET CORP.

/s/ Gary W. Rada
Gary W. Rada
Dated: December 7, 2005	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Waiver and Release dated as of December 2, 2005 between James D. Constantine and Factory Card & Party Outlet Corp.